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                                                                   Exhibit 10.41

Susan E. Alderton                                               December 6, 2005
Managing Executive
Stephens Financial Group
65 East 55th Street
New York, NY 10022

Dear Susan,

This constitutes a formal offer for you to join the Ziff Davis Media Board of Directors and be its Audit Committee Chairperson. The total compensation for the position is $50,000 per year and will be paid monthly. The Compensation Committee will also recommend a stock option package for you with potential liquidation value of $250,000.

Your directorship would become effective with our first 2006 Board meeting which is currently scheduled for January 12 at our offices in New York City. We'll have three other Board meetings during 2006 (the dates yet to be determined in March, June and September), with one of them taking place at Willis Stein & Partners' offices in Chicago.

Our CFO, Mark Moyer, can answer any questions you may have about Audit Committee meeting dates; meetings with our auditors, Grant Thornton; Sarbanes-Oxley compliance plans; etc.

Susan, it was great meeting with you to discuss Ziff Davis' progress and future plans and we look forward to the opportunity of working with you to complete our mission and deliver full value to all of our stakeholders and employees.

Happy Holidays !

/s/ R. F. Callahan

Cc: Mark Moyer